Exhibit 5.1

31 May 2024

Matter No.: 1000291

(852) 2842 9531/ (852) 2842 9549

Anna.Chong@conyers.com / Angie.Chu@conyers.com

Huize Holding Limited

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman

KY1-1111

Cayman Islands

Dear Sir/ Madam

Re: Huize Holding Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 135,856,200 class A common shares with a par value US$0.00001 each (the “Shares”) issuable pursuant to the 2019 Share Incentive Plan adopted on 30 June 2019 and as amended and restated on 8 September 2021, 30 May 2023 and 17 November 2023 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed:

1.3.	the third amended and restated memorandum and articles of association of the Company adopted by special resolution on 20 September 2019 with effect from 14 February 2020;

1.4.

copies of the written resolutions of the directors of the Company passed on 30 June 2019, 8 September 2021, 30 May 2023 and 17 November 2023 respectively and copy of the written resolutions of the shareholders of the Company passed on 30 June 2019 (collectively, the “Resolutions”);

1.5.	a certificate of good standing of the Company dated 28 May 2024 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	the number of Shares which may be delivered pursuant to the Plan are within the limit provided under the Plan;

2.8.	that on the date of issue of any Shares, the Company will have sufficient authorised but unissued Shares in its share capital;

2.9.	that on the date of issue of any award or Shares under the Plan, the Company is and after issuing any award or Shares under the Plan, will be able to pay its debts;

2.10.	the Company has not taken any action to appoint a restructuring officer; and

2.11.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

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3.	QUALIFICATIONS

3.1.

“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.2.

We express no opinion with respect to the issue of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.

3.3.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.

The Shares, when issued and paid for in accordance with the Plan and registered in the register of members of the Company, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such Shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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